Exhibit 99.1

[ANALOGIC LOGO APPEARS HERE]

NEWS RELEASE

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

John J. Millerick

Senior Vice President & CFO

(978) 977-3000

CORRECTING and REPLACING Analogic Corporation

Announces Revenues and Earnings for Its First

Quarter

CORRECTION by Analogic Corporation

PEABODY, Mass.—(BUSINESS WIRE)—Dec. 9, 2003—First table, column header should read: Three Months Ended October 31 (sted: Three Months Ended April 30 and October 31).

The corrected release reads:

ANALOGIC CORPORATION ANNOUNCES REVENUES AND EARNINGS FOR ITS FIRST QUARTER

Analogic Corporation (NASDAQ:ALOG), a leading designer and manufacturer of high precision health and security imaging equipment, announced today revenues and earnings for its first quarter ended October 31, 2003.

Revenues for the first quarter ended October 31, 2003, were $74,969,000, compared with the prior year’s first quarter revenues of $132,284,000, a decrease of 43%. Net income for the first quarter was $631,000, or $.05 per diluted share. This compares with $19,650,000, or $1.48 per diluted share, for the prior year’s first quarter.

John Wood, President and CEO, commented, “The decrease in revenue and income was about as expected. Last year we reported record revenue and income in the first quarter due to extraordinary sales of the EXplosive Assessment Computed Tomography (EXACT™) systems for use in Explosive Detection Systems (EDS) that screen checked luggage for aircraft. Last year we shipped 175 systems in the first quarter. This year we did not ship any EXACT systems in the quarter as we had earlier supplied our OEM customer with an adequate backlog to meet the

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recent, significantly lower demand. The result was a quarter over quarter decrease in EXACT shipments of approximately $70,000,000. We expect additional orders for the EXACT this fiscal year and into the future, but at a much more modest level than a year ago.

“The decrease in security revenues was offset in part by increased demand quarter over quarter for our patient monitoring equipment, due to the recent introduction of a new generation of monitors, and growth in our medical components businesses. The growth in components reflects strong demand for our advanced CT data acquisition systems and power systems for magnetic resonance imaging.”

Wood observed that the Company has been implementing a variety of cost containment measures over the past four months. During the quarter the Company began consolidating some of its facilities, moving the Life Care group from leased premises in Wakefield into the Peabody headquarters, and further building consolidations are planned in the future. As anticipated, the Company also considerably reduced staffing in its Haverhill manufacturing facility due to the currently reduced demand for EXACT systems. Orders for explosive detection systems anticipated in the near term will be produced at the Company’s expanding Peabody headquarters, where 100,000 square feet of manufacturing and engineering space are being added. Completion is scheduled for January 2004.

Wood noted, however, that research and development expenses had increased substantially over the previous first quarter. “As we indicated last year, we took advantage of the increase in income generated by the new security systems to substantially increase our investment in the development of major new medical and security systems. For example, we are in the late stages of development of prototypes of an automated, CT-based portal screening system that can scan carry-on baggage at airports, ‘carry-in’ baggage at public buildings, and parcels for corporations and delivery services. We expect the Carry-On Baggage Real-time Assessment (COBRA) Threat Detection System to be ready for submission to the U.S. Transportation Security Administration (TSA) for certification and testing in the first half of the coming calendar year. In September we were a recipient of two awards from the TSA made under the Phoenix Project, established to develop next-generation Explosive Detection Systems (EDS) that deliver deployment-ready aviation checked-baggage inspection systems in two to five years. With Lockheed Martin, we received an award to develop enhancements for EDS systems that are already deployed in airports across the nation. Analogic also received a grant for the initial design phases of an ambitious program to develop an entirely new generation of advanced explosive detection systems that will dramatically improve speed, throughput, and reliability.”

Analogic has similarly increased its investment in the development of a number of innovative medical imaging systems for niche markets. Several major CT systems are in development, including a low-cost, movable, multi-slice scanner intended for community hospitals and developing countries, a large-bore system for medical and security applications, and a hybrid system combining the Company’s newest CT technology with innovative, patented scintillator technology for Positron Emission Tomography (PET). The Company is also continuing major development work on advanced digital X-ray systems for general radiography and

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mammography, and a unique digital ultrasound mammography system. During the quarter, Analogic also announced the establishment of a new subsidiary, Anexa Corporation, which will sell advanced digital radiography systems to select end-user markets.

Wood concluded, “We are confident that our considerable investment in new product development in health as well as in security technology will help position the Company for long-term growth.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multiprocessing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements which are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties and actual events and results may differ significantly from those in any forward-looking statements. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the company’s periodic reports filed with the SEC.

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Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except share data)	Three Months Ended October 31
	2003	2002
Net revenue
Product	$63,912	$123,228
Engineering	8,621	6,380
Other	2,436	2,676
Total net revenue	$74,969	$132,284
Income (loss) from operations	$(211)	31,370
Other (income) expense:
Interest income, net	(1,051)	(1,219)
Equity in unconsolidated affiliates	157	1,238
Other	(106)	(343)
Income before income taxes	$789	31,694
Provision for Income Taxes	158	12,044
Net Income	$631	$19,650
Earnings (loss) per common share:
Basic	$0.05	$1.49
Diluted	$0.05	1.48
Dividends Declared Per Share	$0.08	$0.08
Shares Outstanding:
Basic	13,381	13,173
Diluted	13,547	13,252

Condensed Consolidated Balance Sheets in thousands	31-Oct-03	31-Jul-03
	(Unaudited)	(Audited)
Assets:
Cash & cash equivalents	$167,310	$177,961
Accounts & notes receivable, net	53,385	53,875
Inventories	71,778	69,548
Prepaid expenses & other current assets	37,561	33,923
Total current assets	$330,034	$335,307
Property, plant, & equipment, net	87,751	83,926
Other assets	37,149	37,142
Total assets	$454,934	$456,375
Liabilities & Stockholders’ Equity:
Mortgage and other notes payable	$2,181	$1,457
Accounts payable	19,898	21,162
Accrued liabilities	21,332	24,412
Advance payments and deferred revenue	36,590	35,882
Accrued income taxes	5,601	5,867
Total current liabilities	$85,602	$88,780
Long-term debt	4,069	4,164
Deferred income taxes	5,069	5,175
Deferred revenue and other	1,679	1,743
Total long-term liabilities	$10,817	$11,082
Stockholders’ Equity	358,515	356,513
Total Liabilities and Stockholders’ Equity	$454,934	$456,375